SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                              --------------------
                                    FORM 8-K
                              ---------------------

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 14, 2003

                          UNION ACCEPTANCE CORPORATION
             (Exact name of registrant as specified in its charter)

                                    INDIANA
                 (State or other jurisdiction of incorporation)

            0-26412                                     35-1908796
    (Commission File Number)                           (IRS Employer
                                                     Identification No.)

250 N. Shadeland Avenue, Indianapolis, IN                    46219
 (Address of principal executive offices)                 (Zip Code)

                                 (317) 231-6400
              (Registrant's telephone number, including area code)



ITEM 9.   REGULATION FD DISCLOSURE

     UAC is providing the following update regarding developments in its pending bankruptcy proceeding.

     UAC continues to work with its Creditors Committee toward a resolution of its reorganization. As previously reported, UAC has been considering pursuing a transaction in which the assets related to its servicing platform would be transferred to a third party and such party would assume servicing responsibilities for its securitized portfolio and hire servicing employees. UAC has solicited indications of interest from various parties regarding such a transaction and now believes that such a transaction is the most likely avenue that it will pursue in the reorganization. UAC has agreed in principle to a proposal with J.P. Morgan Chase & Co., acting through a subsidiary, on such a servicing platform transfer transaction and MBIA has indicated that such J.P. Morgan subsidiary (Systems & Services Technologies, Inc. ("SST")) would be acceptable to it as a successor servicer. MBIA is the surety provider in respect of UAC's outstanding securitizations and its remaining warehouse portfolio. SST would purchase the servicing platform assets and hire most servicing employees. UAC would retain its residual interest in its securitized assets. The purchase price for the platform assets remains subject to negotiation. Such transaction is subject to UAC's continuing negotiations with MBIA, Bankruptcy Court approval, consent of appropriate parties to UAC's securitization transactions, other regulatory approval and definitive documentation satisfactory to the parties. There is no assurance as to when or whether such a transaction will be consummated or the particular terms thereof.





                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      UNION ACCEPTANCE CORPORATION


January 27, 2003                    By: /s/ Lee N. Ervin
                                        ---------------------------------------
                                        Lee N. Ervin
                                        President and Chief Executive Officer